EXHIBIT 99.1
Chart Industries Reports 2007 First Quarter Results

•	Net earnings up 19% on net sales increase of 26%

•	Backlog continues to increase on strong orders

•	Names new Energy & Chemicals president

•	Reaffirms 2007 EPS guidance
Cleveland, Ohio — May 14, 2007 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2007.
Net sales for the first quarter of 2007 increased 26% to $152.5 million from $120.8 million in the comparable period a year ago.
Net income for the first quarter of 2007 was $7.2 million, or $0.28 per diluted share. Excluding $3.3 million of additional costs related to two large, complex installation projects and lost productivity as a result of a previously reported strike at the Company’s La Crosse, Wisconsin facility, along with $0.7 million of Sarbanes-Oxley implementation costs and secondary stock offering expenses described further below, 2007 first quarter pre-tax income and net income would have been $14.9 million and $9.8 million, respectively, or $0.38 per diluted share. This compares to first quarter of 2006 net income of $6.0 million. First quarter 2006 earnings per share information is not available on a comparable basis due to the Company’s initial public offering completed in July 2006.
“We are very pleased with the first quarter operating results for our Distribution & Storage and BioMedical business segments, which were significantly above our expectations and our 2006 first quarter results,” stated Sam Thomas, Chart Industries, Inc. Chairman, President and Chief Executive Officer. “The strong performance in these businesses was achieved across all product lines in both the U.S. and international markets that we serve, which helped offset lower profit on higher sales in our Energy & Chemicals segment.”
Backlog at March 31, 2007 was $342.2 million, an increase of 7% compared with the backlog of $319.2 million at December 31, 2006. Backlog at March 31, 2007 was 44% greater than the March 31, 2006 level of $237.0 million. Orders for the first quarter of 2007 were $174.8 million compared with orders for the fourth quarter of 2006 of $203.2 million and first quarter of 2006 of $125.0 million.
“Our orders for the first quarter continue to be very strong across all of our business segments,” continued Mr. Thomas. “This is after having very robust order activity in the fourth quarter of 2006, which included an overseas liquid natural gas (“LNG”) award in excess of $40 million in our Energy & Chemicals business. We have booked orders for smaller LNG projects and continue to be optimistic about our opportunities in securing orders for larger LNG projects where there have been reported project delays.”
Gross profit for the first quarter of 2007 was $39.9 million, or 26% of sales, versus $37.0 million, or 31% of sales, in the comparable quarter of 2006. “While the gross profit margin in both our Distribution & Storage and BioMedical businesses improved in the first quarter of 2007 during a period of escalating raw material costs, the gross margin and operating performance in our Energy & Chemicals business were lower than expected” said Mr. Thomas. “We have focused our efforts over the past several months toward completing those two large, complex field installation projects. However, the timing of additional costs incurred and recognized on these projects in the first quarter of 2007 is in advance of revenues or reimbursements that may be recognized as a result of ongoing negotiations with our customers and vendors on these projects.”
Selling, general and administrative (“SG&A”) expenses for the first quarter of 2007 were $19.4 million, or 13% of sales, compared with $17.5 million, or 15% of sales, for the same quarter a year ago. This growth in SG&A expenses was primarily the result of increased support costs related to business growth, and $0.7 million of expenses incurred in 2007 associated with Sarbanes-Oxley implementation and a potential secondary stock offering.
Amortization expense for the first quarter of 2007 was $3.0 million compared to $3.6 million for the first quarter of 2006. This decrease was attributable to certain intangible assets being fully amortized by the end of December 31, 2006.
Net interest expense and financing costs amortization for the first quarter of 2007 was $6.8 million compared with $6.9 million for the same quarter a year ago. This decrease was primarily attributable to lower long-term debt outstanding as a result of voluntary prepayments made during 2006. This was offset partially by higher interest rates on the Company’s senior credit facility and additional interest expense incurred in the first quarter of 2007 on the Company’s senior subordinated notes, since the exchange offer was not completed until early April 2007, after which the additional interest ceased accruing.
Income tax expense was $3.7 million for the first quarter of 2007 and represented an annual effective tax rate of 34% compared with $3.0 million for the first quarter of 2006, representing an annual effective tax rate of 33%. This slight increase in the effective tax rate in 2007 was primarily due to a greater proportion of U.S. earnings that are taxed at higher rates than the Company’s foreign earnings.
Cash provided by operating activities for the first quarter of 2007 was $1.0 million, compared with $11.9 million for same period in 2006. This decrease in cash provided by operations was primarily due to higher inventory levels to support sales growth and higher net unbilled contract revenue in 2007 as a result of increased sales and timing of progress billings under existing contracts with customers. Cash used in investing activities was $6.6 million in the first quarter of 2007 compared with $2.6 million used in the same quarter of 2006. Approximately $2.4 million of this increase in cash used for investing activities was attributable to increased capital expenditures to support strategic expansions at the Energy

& Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin, and the Distribution & Storage segment facility in China. The remaining $1.6 million increase in cash used in investing activities was the result of purchasing the remaining minority interest in the Company’s Czech Republic subsidiary, Chart Ferox a.s., in the first quarter of 2007. During the first quarter of 2007, $0.9 million of cash was used for financing activities, compared with $5.8 million used in the first quarter of 2006. In the first quarter 2006, $5.0 million of cash was used to make a voluntary principal prepayment under the Company’s senior credit facility.

SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 27% to $52.3 million for the first quarter of 2007, compared with $41.2 million for the same quarter in the prior year. This increase resulted primarily from the inclusion of $9.9 million of air cooled heat exchanger sales as a result of the acquisition of Cooler Service in the second quarter of 2006 and to a lesser extent higher volume in both brazed aluminum exchangers and process systems. E&C gross profit margin decreased to 12% in 2007 compared to 28% in 2006 primarily due to lower margins on two complex long-term installation projects, and lower productivity at E&C’s La Crosse, Wisconsin brazed aluminum heat exchanger facility as a result of a previously reported strike in early February that was settled. In addition, E&C’s gross profit in the first quarter 2006 included a high margin emergency project that increased gross margin by six percentage points. Also, contributing to the margin decline was the increase in costs on several other fixed price contracts that were completed or near completion in the first quarter of 2007. The cost increases were primarily attributable to escalating labor costs for engineers and skilled welders and higher raw material costs due to a rapid increase in stainless steel surcharges. The costs to complete on the two installation projects have continued to increase due to project scope changes made by the customers and other changes that have occurred. Management is aggressively working with its customers and vendors to recover the additional costs incurred and maintain margins on these projects at expected levels. Both installation projects are expected to be completed during the remainder of 2007. Going forward, E&C does not plan to pursue on-site installation projects and does not currently have any other projects of this kind in its backlog.
Distribution & Storage (“D&S”) segment sales for the first quarter of 2007 continued to be very strong, increasing by 27% to $76.8 million compared with $60.3 million for the first quarter of 2006. Bulk storage and packaged gas systems sales volumes were favorably affected by the continued growth in the global industrial gas market, including markets served by the Company’s China and Czech Republic facilities. Sales also benefited from price increases implemented to absorb continued escalating raw material costs, and foreign currency translation. While overall growth is expected in the global industrial gas market during the remainder of 2007, more of this growth is forecasted to come from international markets, particularly Central Europe and Asia, as the U.S. market is experiencing signs of moderating growth. D&S gross profit increased by $6.9 million to $25.8 million in the first quarter, and margin improved by approximately two percentage points to 34% compared with the quarter a year ago. This improvement was primarily the result of higher sales volume and the timing of product price increases.
BioMedical segment sales for the quarter improved by 21% to $23.4 million compared with $19.3 million for the same quarter in the prior year. This increase in sales was primarily due to higher volume in the international markets for both medical respiratory products and international biological storage systems and higher volume in other product sales. BioMedical gross profit increased by $1.6 million during the first quarter of 2007 and gross margin increased slightly to approximately 35% compared with the first quarter of 2006.
OUTLOOK
The Company is increasing its 2007 sales forecast to a range of $620 million to $650 million and is reaffirming its previously announced 2007 expected earnings per share range of $1.54 to $1.66 per diluted share on approximately 25.8 million weighted average shares outstanding.
This diluted earnings per share guidance does not include potential future non-recurring charges, such as additional secondary stock offering expenses and the possible vesting of management’s stock options that could result in a non-cash charge to earnings of approximately $7.7 million if all of the options were to vest.

OTHER NEWS
Michael T. Bright has joined the Company as the President of Chart Energy & Chemicals, Inc. Mike comes to Chart from the Flow Control Division of Tyco International where he served as President of the Asian Division. For the past 14 years, he was based in Singapore and brings strong international experience to Chart, particularly in Asia. As President of the Tyco Flow Control’s Asian Division, Mike was instrumental in transforming the business from $20 million in revenue to over $450 million over a period of several years through the development of the leadership team and successful integration of acquisitions into existing operations.
Also, Maninder (Tony) P. Sethi has recently joined Chart Energy & Chemicals, Inc. in the newly created position of Vice President, General Manager — Process Systems. Tony had a long career with Invensys, Inc., a leader in industrial automation and business solutions, in a variety of senior management positions, including the General Manager of North American operations. He brings to Chart extensive experience in managing large and complex projects.
“We are very pleased that Mike and Tony have joined the Company and welcome the extensive business experience that they bring to our organization. This is a very exciting time for our Energy & Chemicals business with unprecedented sales growth, a strong backlog and bright prospects for significant new orders in the coming years”, stated Mr. Thomas.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s non-U.S. operations; the Company’s ability to successfully manage its growth; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the Company’s ability to successfully acquire or integrate companies that provide complementary products or technologies; the impairment of goodwill and other indefinite-lived intangible assets; and litigation and disputes involving the Company. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its first 2007 results on a conference call on May 14, 2007 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log in or dial in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Event ID 6332322. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, May 28, 2007.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Sales	$152,463	$120,840
Cost of Sales	112,604	83,853

Gross profit	39,859	36,987

Selling, general and administrative expenses	19,445	17,468
Amortization expense	3,028	3,571
Employee separation and plant closure costs	99	162

	22,572	21,201

Operating income (1)	17,287	15,786

Other expense (income):
Interest expense and financing cost amortization, net	6,750	6,915
Foreign currency income	(354)	(148)

	6,396	6,767

Income before income taxes and minority interest	10,891	9,019
Income tax expense	3,713	2,980

Income before minority interest	7,178	6,039
Minority interest, net of taxes	—	(6)

Net income	$7,178	$6,045

Net income per common share – diluted (2)	$0.28	n/a

Weighted average number of common shares outstanding – diluted	25,810	n/a
(1)	Includes depreciation expense of $1,559 and 1,253 for the three months ended March 31, 2007 and 2006, respectively.
(2)	Net income per share – diluted for the three months ended March 31, 2006 is not available on a comparable basis because of the change in the Company’s capital structure as result of the initial public offering in July 2006.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006
Net Cash Provided by Operating Activities	$1,037	$11,895

Investing Activities
Capital expenditures	(5,024)	(2,566)
Other investing activities	(1,622)	—

Net Cash Used In Investing Activities	(6,646)	(2,566)

Financing Activities
Payments on revolving credit facilities or short-term debt	(750)	(839)
Principal payments on long-term debt	—	(5,000)
Payment of financing costs	(183)	—
Other financing activities	5	—

Net Cash Used In Financing Activities	(928)	(5,839)

Net (decrease) increase in cash and cash equivalents	(6,537)	3,490
Effect of exchange rate changes on cash	42	107
Cash and cash equivalents at beginning of period	18,854	11,326

Cash And Cash Equivalents At End of Period	$12,359	$14,923

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets	$242,460	$230,635
Property, plant and equipment, net	88,865	85,723
Goodwill	246,832	247,144
Identifiable intangible assets, net	143,593	146,623
Other assets, net	14,566	14,750

TOTAL ASSETS	$736,316	$724,875

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$145,815	$139,241
Long-term debt	290,000	290,000
Other long-term liabilities	73,538	75,900
Shareholders’ equity	226,963	219,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$736,316	$724,875

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006
Sales

Energy & Chemicals	$52,277	$41,174
Distribution & Storage	76,779	60,318
BioMedical	23,407	19,348

Total	$152,463	$120,840

Gross Profit

Energy & Chemicals	$6,026	$11,648
Distribution & Storage	25,751	18,822
BioMedical	8,082	6,517

Total	$39,859	$36,987

Gross Profit Margin

Energy & Chemicals	11.5%	28.3%
Distribution & Storage	33.5%	31.2%
BioMedical	34.5%	33.7%
Total	26.1%	30.6%

Operating Income

Energy & Chemicals	$150	$5,933
Distribution & Storage	18,038	11,053
BioMedical	4,910	3,714
Corporate	(5,811)	(4,914)

Total	$17,287	$15,786

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,
	2007	2006
Orders

Energy & Chemicals	$71,310	$111,166
Distribution & Storage	76,568	75,425
BioMedical	26,935	16,643

Total	$174,813	$203,234

Backlog

Energy & Chemicals	$226,696	$207,668
Distribution & Storage	105,666	105,070
BioMedical	9,820	6,415

Total	$342,182	$319,153